SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2001

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Energy East Corporation
(Exact name of registrant as specified in its charter)
New York	1-14766	14-1798693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 12904 Albany, NY 12212-2904	(518) 434-3049
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.  Other Events

Sale of Nine Mile Point 2

An Energy East Corporation (Energy East or the company) subsidiary, New York State Electric & Gas Corporation (NYSEG), owns an 18% interest in the Nine Mile Point 2 nuclear generating station (NMP2). In December 2000 Constellation Nuclear was announced as the successful bidder in the sale of 82% of the interest in NMP2, including NYSEG's 18% share. For its share of NMP2, NYSEG will receive $64 million at closing and five annual principal and interest payments totaling $85 million. On September 28, 2001, NYSEG and the Staff of the Public Service Commission of the State of New York (PSC) reached agreement on a settlement with respect to the regulatory and ratemaking aspects of the sale of NYSEG's interest in NMP2. On October 24, 2001, the PSC approved the settlement, which provides for an asset sale gain account to be established at the time of closing. Disposition of the asset sale gain, which is estimated to be approximately $110 million, will be determined by the PSC, after consultation with NYSEG and interested parties. The transaction is expected to close in November.

The sellers' pre-existing decommissioning funds will be transferred to Constellation, which will take responsibility for all future decommissioning funding.

The transaction includes a power purchase agreement that calls for Constellation to provide electricity to the sellers, at fixed prices, for 10 years. After the power purchase agreement is completed, a revenue sharing agreement will begin. The revenue sharing agreement could provide additional revenue to the sellers through 2021, which would mitigate increases in electricity prices. Both agreements are based on plant output.

Connecticut Regulatory Proceedings

On October 23, 2001, Southern Connecticut Gas (SCG) and Connecticut Natural Gas (CNG) reached a settlement agreement with the Connecticut Office of Consumer Counsel (OCC) which resolves numerous outstanding regulatory and legal proceedings. The settlement agreement has also been endorsed by Prosecutorial Staff of the Connecticut Department of Public Utility Control (DPUC).

The proceedings resolved by this settlement include a review of past SCG affiliate transactions, SCG's Purchased Gas Adjustment Clause (PGA) charges and credits, alleged over earnings at SCG and CNG, and court appeals of the approved Incentive Rate Plans (IRP) for SCG and CNG.

The settlement provides rate reductions of $1.5 million and $.5 million at SCG and CNG, respectively, effective October 1, 2001. The settlement extends the approved IRPs an additional year through September 2005 and maintains an earnings sharing mechanism that generally shares earnings above the authorized ROEs 50/50 between shareholders and customers. In addition, the settlement permits the recovery of SCG deferred gas costs through the PGA and through the customer portion of earnings sharing by the end of the IRP in 2005. Merger-enabled gas cost savings for both companies are also shared 50/50 between customers and shareholders, with the shareholder portion recovered through the PGA.

The settlement will be filed with the DPUC, and SCG and CNG expect to receive DPUC approval of this settlement in November.

RGS Energy Merger

In February 2001 Energy East announced that it had entered into a merger agreement with RGS Energy Group, Inc. under which all of the outstanding common stock of RGS Energy would be exchanged for a combination of cash and Energy East common stock valued at approximately $1.4 billion in the aggregate.

The merger is subject to regulatory approvals from the PSC, Federal Energy Regulatory Commission (FERC), Nuclear Regulatory Commission (NRC) and Securities and Exchange Commission (SEC). The company has made all required regulatory filings and recently received approval from FERC. In addition, the transaction cleared anti-trust review by the U. S. Department of Justice. The company expects to complete the merger in the first quarter of 2002.

NYSEG Natural Gas Rate Filing

On October 19, 2001, NYSEG filed a natural gas rate plan with the PSC requesting a $21 million natural gas delivery rate increase, as well as a gas adjustment clause for residential customers to flow through the actual commodity cost for natural gas and a weather normalization clause.

NYSEG's natural gas prices have been frozen for six years. The requested increases would allow NYSEG to recover and earn a return on over $250 million in infrastructure improvements since 1995, and ensure the continued safety and reliability of its natural gas delivery system. The rate plan is premised on an 11.5% return on equity and a 48% equity ratio. The new rates would become effective October 2002.

Equity Investment in NYSEG

In August 2001, the company provided a $100 million equity contribution to NYSEG. The contribution was used by NYSEG to repay $152 million in debt in connection with the termination of its sale of accounts receivable program. The equity contribution and debt repayment increased NYSEG's equity ratio to 40% at September 30, 2001.

Debt Issuance

The company expects to issue $250 million of five-year notes within the next several weeks. The proceeds will be used to fund the $100 million equity contribution to NYSEG noted above and the RGS Energy merger.

Additional financing needed to complete the RGS merger, estimated at $400 million, is expected to be issued in the first quarter of 2002. Through financial instruments, the company has locked in the treasury rate component of that financing at an average rate of 5.05%.

Share Buybacks

During the first nine months of 2001, the company repurchased 1.3 million shares of its common stock at an average price of $18.45 per share. This is a significantly lower pace of repurchases than in previous years. We expect that future share repurchases will continue to be at a lower rate than previous years, but likely higher than the pace this year. The company is currently evaluating several factors that will impact the level of future share repurchases. Those factors include future expected cash flows and overall economic and market conditions.

Investment in NEON Communications

The company has been evaluating the carrying value of CMP Group, Inc.'s $90 million investment in NEON Communications, Inc. (NASD: NOPT) because there has been a significant decline in the market value of NEON common shares over the past twelve months. That decline is consistent with the market performance of telecommunications businesses as a whole. During the third quarter of 2001, the company determined that the decline in NEON's market value was other than temporary and wrote down the cost basis of its investment in NEON Communications to $12 million. The write-down, which totaled $46 million after taxes, or 39 cents per share, is reflected in the company's earnings for the third quarter of 2001.

Earnings Estimates

The company believes that earnings in the range of $2.00 per share is achievable for 2001, exclusive of the NEON write-down. Earnings estimates for 2002 are dependent on several factors including the results of various electric and natural gas regulatory proceedings, and the timing of the regulatory approval and synergy treatment for the RGS Energy merger.

Forward-looking Statements

This Form 8-K contains certain forward-looking statements that are based upon management's current expectations and information that is currently available. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. Whenever used in this report, the words "estimate," "expect," "believe," or similar expressions are intended to identify such forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others: the deregulation and continued regulatory unbundling of a vertically integrated industry; the company's ability to compete in the rapidly changing and increasingly competitive electricity and natural gas utility markets; regulatory uncertainty in a politically-charged environment of rising energy prices; the operation of the New York Independent System Operator (NYISO) and ISO New England, Inc.; the operation of a regional transmission organization; the ability to control non-utility generator and other costs; changes in fuel supply or cost and the success of strategies to satisfy power requirements now that all of the company's coal-fired generation assets have been sold; the company's ability to expand its products and services, including its energy infrastructure in the Northeast; the company's ability to integrate the operations of Connecticut Energy, CMP Group, CTG Resources, Berkshire Energy and RGS Energy with its operations; market risk; the ability to obtain adequate and timely rate relief; nuclear or environmental incidents; legal or administrative proceedings; changes in the cost or availability of capital; growth in the areas in which the companies are doing business; weather variations affecting customer energy usage; and other considerations that may be disclosed from time to time in the company's publicly disseminated documents and filings. The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY EAST CORPORATION (Registrant)

By /s/ Kenneth M. Jasinski Kenneth M. Jasinski Executive Vice President, General Counsel & Secretary

Date:  October 25, 2001